Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT

WHEREAS, EPiC Energy Resources, Inc., and all its affiliates, subsidiaries, successors, and assigns (hereinafter referred to as the “Company”) and David Reynolds (hereinafter referred to as “I”, “me”, or “Employee”) wish to terminate their employment relationship on a mutually satisfactory and final basis.

In consideration of the mutual promises contained in this Agreement, the Company and I agree as follows:

1.
The Company waives, releases, and forever discharges me from any and all claims and personal liability (whether presently known or unknown) under federal, state, or local law which the Company now has, or that may arise, based on or as a result of any acts or omissions that first occurred on or before the day of this Agreement. The Company further understands and agrees as follows:

(a)
That the Company is releasing and giving up not only all claims based on acts or omissions first occurring before it signs this Agreement, but also claims based on the continuing or future effects of any such acts or omissions;

(b)
That the Company is releasing and giving up all claims against me including all claims (1) by the Company through its owners, officers, directors, agents, employees, attorney, subsidiaries, parents, and affiliates, (2)  by any person or entity which might assert liability against me through the Company, and (3) by the successors and assigns of all releasing parties;

(c)
That the Company is releasing and giving up not only claims that it knows about or should know about, but also claims that are unknown to it at the present time or that are based on prior acts or omissions that are unknown to it at the present time, and understands and agrees that it is releasing and giving up any such claims even if it does not find out about them until later;

(d)	That the Company is releasing and giving up not only all claims that it might have, but also all claims that anyone else might have on its behalf;

2.	I hereby voluntarily resign my position with the Company, effective October 31, 2008, which resignation has been accepted, in order to receive the enhanced benefits described in this Agreement.

3.
I waive any right to employment or re-employment with the Company or any of the released parties. I also promise and agree that I will not apply for employment or re-employment with the Company unless asked to do so by the Company or its authorized representatives.

4.
In consideration for my acceptance of this Agreement, the Company agrees to pay or provide me the following benefits, less any taxes or withholdings due in accordance with customary payroll practices, simultaneous with my execution and delivery of this agreement:

$12,500.00, equivalent to pay for the month of November 2008, and

$204.00, equivalent to the cost of one year of group life insurance previously provided by the Company.

All stock options previously granted to me are ratified and reaffirmed by the Company and will immediately vest. EPiC’s Board of Directors has agreed to extend the expiration date of current options per the table below:

100,000 non-qualified options at a strike price of $0.50/share with an extended expiration date of 10/24/2011, and

100,000 non-qualified options at a strike price of $3.00/share with an extended expiration date of 10/24/2011, and

142,500 non-qualified options at a strike price of $3.30/share with an extended expiration date of 12/13/2012.

The Company hereby agrees to immediately award and grant to me 120,000 shares of restricted Company stock, these shares of Company stock to be restricted shares subject to SEC section 144 requirements with the sole restriction being compliance with SEC regulations .

The Company will direct the Transfer Agent to issue an amended or new stock certificate that removes the “Restricted” language from the certificate on the 2,000,000 shares of Company stock I own (number CSI-145).

5.
The Parties agree, on behalf of themselves, and their heirs, representatives, successors, and assigns to waive and release the Company and each other from any and all rights or claims that we now have, or that may arise, based on or as a result of any acts or omissions that first occurred on or before the day on which we sign this Agreement. We further understand and agree as follows:

(a)
That we are releasing and giving up not only all claims based on acts or omissions first occurring before we sign this Agreement, but also claims based on the continuing or future effects of any such acts or omissions;

(b)
That we are releasing and giving up all claims not only by or against the Company, but also all claims (1) by or against the Company’s owners, officers, directors, agents, employees, attorney, subsidiaries, parents, and affiliates, (2) by or against any person or entity which might be liable for the acts or omissions of any parties we are releasing, and (3) against the successors and assigns of all released parties;

(c)
That we are releasing and giving up not only claims that we know about or should know about, but also claims that are unknown to us at the present time or that are based on prior acts or omissions that are unknown to us at the present time, and we understand and agree that we are releasing and giving up any such claims even if we do not find out about them until later;

(d)	That we are releasing and giving up not only all claims that we might have, but also all claims that anyone else might have on our behalf; and

(e)
That I am releasing and giving up all accrued benefits through the date of my termination, save and except the benefits set forth in paragraph 4 of this Agreement and any benefits provided to me before the date of this Agreement.

6.
My waiver and release in the preceding paragraph includes, but is not limited to, any claims relating in any way to my employment with or separation of employment from the Company including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. sections 1981 and 1985, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Older Workers Protection Act, and any other federal, state, or local laws, ordinances, or regulations applying to or relating to employment. It is understood that this waiver does not affect any rights or claims that might arise after the date of my resignation from employment with the Company.

7.
I also agree that I will not file any charges, claims, complaints, lawsuits, or actions against any of the released parties based on or as a result of any of the matters I am releasing in this Agreement. The Company also agrees that it will not file any charges, claims, complaints, lawsuits, or actions against me based on or as a result of any of the matters it is releasing in this Agreement

8.
I agree to keep this Agreement and its terms strictly confidential. This Agreement is entered into by both the Company and me for the sole purpose of terminating my employment upon a mutually satisfactory and final basis and without any admissions of wrongdoing, liability, or improper performance by either of us.

9.
I acknowledge that the Company gave me a copy of this proposed Agreement on October 31, 2008, and also advised me to consult an attorney and/or other advisor about this offer and proposed Agreement. I understand that this offer is irrevocable for twenty-one (21) days from October 31, 2008. However, pursuant to the Older Workers Benefit Protection Act, if l have not signed and delivered this Agreement to the Company within such twenty-one (21) day period, this offer and proposed Agreement is withdrawn and of no further effect, and I will have no rights under any of its provisions. I understand that I have seven (7) days from the date of my signing of this Agreement to revoke my signature and acceptance of this Agreement, and that this Agreement will not be effective or in force during that seven day revocation period. If I revoke my signature and acceptance during the seven day period, this Agreement will be null and void, but if I do not revoke within the seven day period, then this Agreement will become fully binding and effective.

10.
This Agreement constitutes the final, complete, sole and exclusive agreement between the Company and me, and all prior agreements, representations, negotiations, statement, explanations, assurances and promises (whether oral or written) are merged herein.

11.
I acknowledge that I am more than eighteen (18) years of age; that the only consideration for my signing of this Agreement are the terms stated herein; that this decision has not been influenced or coerced in any way by an employee or other person acting on behalf of the Company; that no other promises, agreements, representations, or explanations of any kind have made to or with me by anyone to cause me to agree to and sign this Agreement; and that in signing this Agreement I rely solely on my own reading of the terms of this Agreement and my own opinions, beliefs, and interpretations (or those of my counsel, if any). The Company acknowledges it is authorized to enter into this Agreement and; that the only consideration for its signing of this Agreement are the terms stated herein; that this decision has not been influenced or coerced in any way by me or any other person acting on behalf of the Company; that no other promises, agreements, representations, or explanations of any kind have made to or with it by anyone to cause it to agree to and sign this Agreement; and that in signing this Agreement the Company relies solely on its own reading of the terms of this Agreement and its own opinions, beliefs, and interpretations (or those of its counsel, if any).

12.
I acknowledge that I have been advised by the Company to review this Agreement with legal counsel and/or any other advisor of my choosing; that I know and understand the contents of this Agreement including its final and binding effect and that I sign this Agreement knowingly and voluntarily of my own free will.

13.	PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

14.	Rules of Construction. The following rules shall govern the interpretation and enforcement of this agreement:

(a)
Severability. The parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, the parties acknowledge and agree that, in the event any provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding, and enforceable. In the event that any provision of this Agreement is determined to be unenforceable for any reason, the parties agree to substitute a comparable provision dealing with the same subject matter as the unenforceable provisions, which approximates the effect and intent of the unenforceable provision to the maximum extent permissible under applicable law.

(b)
Waiver. The parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision or of any other provisions of this Agreement.

(c)
Choice of Law. The parties acknowledge and agree that the law of Texas will govern the validity, interpretation, and effect of this Agreement and dispute relating to, or arising out of, the employment relationship between the Company and the Employee.

(d)
Modification. The parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between them, that the parties have executed this Agreement based upon the express terms and provisions set forth herein, that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement, that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement, and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. In addition, the parties acknowledge and agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement (i) is in writing, (ii) contains an express provision referencing this Agreement, (iii) is signed by the Employee, and (iv) is signed by an authorized representative of the Company.

(e)	Execution. The parties agree that this Agreement may be executed in multiple counterparts, each of which shall be deemed an Original for all purposes.

(f)
Notices. The parties acknowledge and agree that any and all Notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery or certified U.S. mail. Notices shall be deemed to be communicated and effective on the date they are personally delivered or three (3) days after the date such Notices are deposited (postage pre-paid) in the U.S. Mail. Such Notices shall be addressed as follows:

To the Employee:	To the Company:
David Reynolds	Epic Energy Resources, Inc.
4311 Candlewood Park Ln.	1450 Lake Robbins Drive, Ste. 160
Katy, TX 77494-4435	The Woodlands, TX 77380-3252

IN WITNESS WHEREOF, this Agreement is executed on this 21st day of November, 2008.

EMPLOYEE

/s/David Reynolds
David Reynolds

SUBSCRIBED AND SWORN TO before me, the undersigned authority on this 21st day of November, 2008.

/s/Terri R. Jones
Notary Public — State of Texas
My Commission Expires: September 5, 2011

EPIC ENERGY RESOURCES, INC.

/s/James T. Sexton
James T. Sexton, VP Human Resources

SUBSCRIBED AND SWORN TO before me, the undersigned authority on this 21st day of November, 2008.

/s/Kristen Vallme
Notary Public — State of Colorado
My Commission Expires: March 2, 2011